Exhibit 4.3

Execution Version

TEAM, INC.

WAIVER OF ANTI-DILUTION ADJUSTMENTS AND CASH TRANSACTION EXERCISE

February 11, 2022

The undersigned holders (each, a “Holder” and collectively, the “Holders”) of each of those certain Common Stock Purchase Warrant No. 2, (the “Warrant No. 2”), Common Stock Purchase Warrant No. 3 (the “Warrant No. 3”) and Common Stock Purchase Warrant No. 4 (the “Warrant No. 4” and, together with Warrant No. 2 and Warrant No. 3, the “Warrants” and each a “Warrant”) issued by Team, Inc., a Delaware corporation (the “Company”), and the Company hereby agree as follows:

WHEREAS, the Company proposes to issue and sell 11,904,761 shares of the Company’s common stock, par value $0.30 per share (the “Common Stock”), at a price of $0.84 per share pursuant to that certain subscription agreement, dated as of the date hereof, by and among the Company and the purchasers party thereto, in the form attached hereto as Exhibit A (the “Proposed Equity Financing”);

WHEREAS, the Warrant No. 2 provides Corre Opportunities Qualified Master Fund, LP the right, upon the terms and subject to the conditions set forth therein, to acquire from the Company, in whole or in part, an aggregate of 2,550,578 fully paid and nonassessable shares of Common Stock (such shares, “Warrant No. 2 Shares”), at a purchase price per Warrant No. 2 Share equal to the Exercise Price (as such term is defined in the Warrant No. 2);

WHEREAS, the Warrant No. 3 provides Corre Horizon Fund, LP the right, upon the terms and subject to the conditions set forth therein, to acquire from the Company, in whole or in part, an aggregate of 1,160,918 fully paid and nonassessable shares of Common Stock (such shares, “Warrant No. 3 Shares”), at a purchase price per Warrant No. 3 Share equal to the Exercise Price (as such term is defined in the Warrant No. 3);

WHEREAS, the Warrant No. 4 provides Corre Horizon II Fund, LP the right, upon the terms and subject to the conditions set forth therein, to acquire from the Company, in whole or in part, an aggregate of 1,288,504 fully paid and nonassessable shares of Common Stock (such shares, “Warrant No. 4 Shares” and, together with Warrant No. 2 Shares and Warrant No. 3 Shares, the “Warrant Shares”), at a purchase price per Warrant No. 4 Share equal to the Exercise Price (as such term is defined in the Warrant No. 4);

WHEREAS, pursuant to Sections 14(D)(i) and 14(D)(ii) of each Warrant, the applicable Holder is entitled to an adjustment in the Exercise Price for such Warrant and the number of Warrant Shares issuable upon exercise of such Warrant upon the issuance or sale of any shares of Common Stock (other than Excluded Issuances) (as such term is defined in such Warrant) for a consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale;

WHEREAS, pursuant to Section 14(D)(iii) of each Warrant, the holder of such Warrant is entitled to an adjustment in the number of Warrant Shares issuable upon exercise of such Warrant upon the issuance or sale of any shares of Common Stock (other than Excluded Issuances) at any time prior to August 3, 2023, for a consideration per share price of less than $3.50;

WHEREAS, pursuant to Section 14(K) of each Warrant, any adjustments pursuant to Section 14 of such Warrant shall be made successively whenever an event referred to therein shall occur;

WHEREAS, pursuant to Section 9(A) of each Warrant, subject to compliance with Sections 9(B) and 9(C), such Warrant and all rights thereunder are transferable, in whole or in part, by the registered holder thereof;

WHEREAS, pursuant to Section 17 of each Warrant, no waiver by the Company or the holder of such Warrant of any of the provisions thereof shall be effective unless explicitly set forth in writing and signed by the party so waiving; and

WHEREAS, the Company and Holders agree that this waiver shall not cause the Warrants to be treated as exercised for purposes of Treasury Regulations Section 1.382-4(d)(2), and that such agreement is a condition precedent to closing the Proposed Equity Financing.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree that:

(A)

no adjustment to the Exercise Price or in the number of Warrant Shares issuable upon exercise of the Warrants shall be made pursuant to Section 14(D) of such Warrants as the result of any issuance or sale of any shares of Common Stock by the Company pursuant to the Proposed Equity Financing, and the undersigned irrevocably waives, in accordance with Section 17 of the applicable Warrant, any right to any such adjustment as a result of such issuance; and

(B)	notwithstanding anything to the contrary in the Warrants, the Holders shall not exercise such Warrants, in whole or in part, unless:

(i)	such exercise is a cashless exercise; and

(ii)

the applicable Holder has provided at least five (5) business days’ written notice to the Company of its intent to exercise and the Company has not responded in writing (certified by the chief financial officer, chief executive officer or chief legal officer of the Company) that such exercise will cause (or, in the Company’s reasonable determination, is likely to cause) an ownership change within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”) (assuming for this purpose that the ownership change threshold is 47% rather than 50% and that only those Warrants being exercised for Common Stock are included in such calculations);

provided that this clause (B) shall terminate upon the earliest to occur of (w) the aggregate amount of the Company’s Tax Attributes (as defined in that certain Section 382 Rights Agreement, dated as of February 2, 2022, between the Company and Computershare Trust Company, N.A., as rights agent (as in effect of the day hereof, “NOL Rights Plan”)) falling below $40,000,000; provided for purposes of this clause (w) that the calculations underlying such lower amount have been determined with advice from the Company’s tax, accounting, and legal professionals and either (1) based on amounts reported in the Company’s most recently filed Form 10-K and/or any subsequent Form 10-Q filings, or (2) approved by the Company’s board of directors; provided further for purposes of this clause (w), the Company shall use commercially reasonable efforts to undertake such analysis and reach a determination and obtain any required board approval within fifteen (15) business days following request by the applicable Holder or as soon as practicable thereafter (subject in all cases to the immediately following clause); provided further for purposes of this clause (w), following an asset disposition (including a sale of equity in one or more of the Company’s subsidiaries), in which the Company and its subsidiaries receives net cash proceeds in excess of $50,000,000, the Company and its tax, accounting, and legal professionals shall begin any evaluation of the aggregate amount of the Company’s Tax Attributes no earlier than sixty (60) days following the closing of such asset disposition; (x) the Company’s ability to utilize its Tax Attributes is (or will become) significantly limited regardless of any proposed Warrant exercise as a result of an ownership change within the meaning of Section 382 or changes in applicable laws, rules, regulations or any other governmental action, as determined by the Company and the applicable Holder in good faith; (y) the occurrence of the “Final Expiration Date” under the NOL Rights Plan; and (z) February 2, 2025; provided further that, for so long as this clause (B) is in effect, the Company shall not, without the consent of the applicable Holder signatory hereto, grant any exemptions under the NOL Rights Plan to either allow any other person to be an Acquiring Person or Grandfathered Stockholder (as defined in the NOL Rights Plan) or allow any Acquiring Person or Grandfathered Stockholder to increase its Beneficial Ownership (as defined in the NOL Rights Plan) without triggering the dilutive effects of the NOL Rights Plan, other than in connection with any increase in Beneficial Ownership solely resulting from payment in-kind interest on the Company’s 5.00% Convertible Senior Notes due 2023; provided further that the terms herein do not require the applicable Holder to provide its consent with respect to the Proposed Equity Financing;

provided further that, upon request of the Holder, the Company shall provide the applicable Holder within three (3) business days in writing with supporting information and calculations relating to the ownership change threshold at such time and, in the case of a response by the Company described in clause (B)(ii), supporting information and calculations underlying the Company’s determination, and the Company shall consider in good faith any responses or requests (including requests for exemption) made by the Holder.

The specific waiver granted in clause (A) above shall be limited to the issuance of the Common Stock on the date hereof and in accordance with the terms and conditions of the Proposed Equity Financing, and shall not apply to any subsequent or other issuance or sale of any shares of Common Stock or any warrants, options or other securities exercisable or convertible into or exchangeable for shares of Common Stock (or for any other purpose whatsoever), or give rise to, or evidence, any obligation or commitment to grant any further waiver.

Notwithstanding anything to the contrary herein, this waiver agreement shall terminate in all respects immediately upon (a) the termination of that certain Waiver of Anti-Dilution Adjustments and Cash Transaction Exercise, dated as of the date hereof, among APSC HOLDCO II, L.P. and the Company (the “Other Waiver Agreement”) or (b) any amendment to, or modification of, the Other Waiver Agreement that causes the terms thereof to not be substantively identical to the terms hereof, unless such amendment or modification is first expressly consented to in writing by the Holder; provided, however, that the waiver in clause (A) above shall survive any termination of this waiver agreement. For the avoidance of doubt, no amendment or modification of this waiver agreement shall be effective except with the written consent of the Company and the Holder.

This waiver agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (i) to submit to the exclusive personal jurisdiction of the State or Federal courts in the Borough of Manhattan, the City of New York, (ii) that, except as set forth in the paragraph below, exclusive jurisdiction and venue shall lie in the State or Federal courts in the State of New York, and (iii) that notice may be served upon such party at the address and in the manner set forth for such party in Section 18 of the applicable Warrant. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS WAIVER AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS WAIVER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Notwithstanding the immediately preceding paragraph, in the event of a dispute over (x) whether the exercise of a Warrant, whether in whole or in part, will cause an ownership change within the meaning of Section 382 (assuming for this purpose that the ownership change threshold is 47% rather than 50% and that only those Warrants being exercised for Common Stock are included in such calculations), (y) the aggregate amount of NOLs or the Company’s ability to utilize its NOLs, or (z) any other matter related to a proposed Warrant exercise, the Company consents and agrees that, at the election of the applicable Holder in its sole discretion, and notwithstanding that a party has brought a proceeding regarding such dispute in a State or Federal court in accordance with the immediately preceding paragraph, such dispute may be resolved through private and confidential binding arbitration in New York City, New York before a neutral arbitrator with corporate tax accounting experience agreed upon by the parties. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned Holders have executed this waiver as of the date first written above.

CORRE OPPORTUNITIES QUALIFIED MASTER FUND, LP

By:	/s/ John Barrett
Name:	John Barrett
Title:	Authorized Signatory

Acknowledged and agreed:

TEAM, INC.

By:	/s/ André C. Bouchard
Name:	André C. Bouchard
Title:	Executive Vice President and Chief Financial Officer

Team, Inc.

Waiver of Anti-Dilution Adjustments

IN WITNESS WHEREOF, each of the undersigned Holders have executed this waiver as of the date first written above.

CORRE HORIZON FUND, LP

By:	/s/ John Barrett
Name:	John Barrett
Title:	Authorized Signatory

Acknowledged and agreed:

TEAM, INC.

By:	/s/ André C. Bouchard
Name:	André C. Bouchard
Title:	Executive Vice President and Chief Financial Officer

Team, Inc.

Waiver of Anti-Dilution Adjustments

IN WITNESS WHEREOF, each of the undersigned Holders have executed this waiver as of the date first written above.

CORRE HORIZON II FUND, LP

By:	/s/ John Barrett
Name:	John Barrett
Title:	Authorized Signatory

Acknowledged and agreed:

TEAM, INC.

By:	/s/ André C. Bouchard
Name:	André C. Bouchard
Title:	Executive Vice President and Chief Financial Officer

Team, Inc.

Waiver of Anti-Dilution Adjustments